EXHIBIT 99.1

TOMI(TM) Environmental Solutions, Inc. Provides a Corporate Update

Recent Efforts Expand International Market Opportunities, Strengthen Manufacturing Capabilities and Solidify the Foundation on Which to Grow the Business

BEVERLY HILLS, Calif., Oct. 5, 2015 (GLOBE NEWSWIRE) -- TOMI™ Environmental Solutions, Inc. (OTCQB:TOMZ) (TOMI), a global bacteria decontamination and infection prevention company, provided an update on recent corporate developments as well as commercialization efforts for its SteraMist™ Binary Ionization Technology® (BIT™) platform.

Dr. Halden Shane, TOMI's Chief Executive Officer, stated: "We are excited about the significant progress we are making in bringing our SteraMist™ product to market. We continue to expand our presence in international markets such as the Philippines, South Korea and Singapore. Now with our recent Environmental Protection Agency (EPA) registration in hand, SteraMist is well-suited to address the large-scale opportunities in the infection control market as it offers distinct advantages in speed and efficacy over the disinfection/decontamination competition. As each state has its own regulatory requirements, we are in the process of obtaining EPA registration in each state, which will enable us to begin the domestic commercialization of SteraMist. We remain committed to the following initiatives:

  Expanding our TOMI Service Network (TSN™) to provide well-trained, licensed rapid responders who use the SteraMist product and BIT solution in markets around the world;
  Continuing our product development efforts to leverage our BIT™ platform to provide innovative solutions for the disinfection and decontamination of indoor air and surfaces;
  Ensuring we manage costs in balance with investing in the manufacturing, human assets and innovation efforts to support our growth; and
  Furthering our EPA and Food and Drug Administration (FDA) claims to escalate the domestic commercialization of SteraMist™ while supporting the United States Department of Agriculture (USDA) in expanding its use of SteraMist as well as its research for use in food safety applications.

Corporate Updates

Regulatory

  Received registration of BIT™ as hospital disinfectant from the California Department of Pesticide Regulation (CDPR); opens door to significant opportunity for SteraMist™ platform in key market.

International

  Established partnership with Hygreen Company Limited, an innovative technology company whose mission is to improve lives by safeguarding health through technology, to introduce the SteraMist™ BIT™ platform in Qatar.
  Received orders of SteraMist surface units from its South Korean partner Fine CNS Co., Ltd. for use at Seoul National University Hospital after the technology was successfully tested on a CT scanner used on a MERS positive patient.
  Began distribution discussions with Kutz & Tutz Group, a consulting and distribution service provider in the fields of occupational health and environmental impact assessments in Botswana, expanding its presence into the Southern African region.
  Featured by Espire Health, an existing SteraMist customer, in the unveiling of its new Radiation Therapy Cancer Center at the National Kidney and Transplant Institute facility in the Philippines.
  Expanded international distribution via an exclusive distribution agreement that introduces SteraMist™ to the Singapore market.
  Shipped TOMI's new SteraMist™ Mobile Decontamination Chambers to Africa to complete the remaining milestones as part of the grant TOMI was awarded from the United States Agency for International Development (USAID), the Center for Disease Control (CDC), and the Office of the President. TOMI's team will be in Africa mid-October 2015 to finish its trials and testing.

TSN™

  Expanded TSN™ with 22 new members since May 2015.
  Hosted a SteraMist technician training for over two dozen new TSN members at the company's Frederick, MD training center and offices.

Corporate

  Upgraded the TOMI order fulfillment center located in Frederick, MD with improved space allocation, inventory maintenance order processing efficiencies.
  Expanded manufacturing capabilities via key OEM partner, RG Group, dedicating a new 20,000 square foot addition to its facility specifically for TOMI products.
  Hired key executives: Director of TSN, Director of Business Development for TSN, Chief Regulatory and Compliance Officer, Director of Training and Implementation, and fortified its marketing and communications team.
  Added two new manufacturing representative companies to further TOMI's penetration of the bio safety, pharmaceutical, and animal research industries. TOMI is currently in negotiations with two healthcare manufacturing representative companies.

Events

  Participated in the following industry events and trade shows:
    American Association of American Laboratory Science, in Marriotsville, MD;
    The National Institute of Health (NIH) vendor show in Bethesda, MD; and
    The American Association of Tissue Banks (AATB) in Scottsdale, AZ.

About TOMI™ Environmental Solutions, Inc.

TOMI™ Environmental Solutions, Inc. (OTCQB:TOMZ) is a global bacteria decontamination and infectious disease control company, providing eco-friendly environmental solutions for indoor surface decontamination through manufacturing, sales and licensing of our premier platform of Hydrogen Peroxide based products that uses Binary Ionization Technology® (BIT™), a state of the art technology for the production of its six-log mist represented by the TOMI™ SteraMist™ brand.

TOMI's products are designed to service a broad spectrum of commercial structures including hospitals and medical facilities, cruise ships, office buildings, hotel and motel rooms, schools, restaurants, for non-food safety in meat and produce processing facilities, military barracks, and athletic facilities. TOMI's products and services have also been used in single-family homes and multi-unit residences.

TOMI also develops training programs and application protocols for its clients and is a member in good standing with The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America, The Restoration Industry Association, Indoor Air Quality Association, and The International Ozone Association. For additional product information, visit www.tomiesinc.com or contact us at info@tomiesinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Forward-looking statements are identified by such words and phrases as "we expect," "expected to," "estimates," "estimated," "current outlook," "we look forward to," "would equate to," "projects," "projections," "projected to be," "anticipates," "anticipated," "we believe," "could be," and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. They are forward-looking, and they should be evaluated in light of important risk factors that could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of this release.

CONTACT: INVESTOR RELATIONS CONTACT:
         Becky Herrick & Kirsten Chapman
         LHA (IR Agency)
         (415) 433-3777
         tomi@lhai.com

         MEDIA RELATIONS CONTACT:
         Aaron Loveland
         VP of Marketing and Public Affairs
         (240) 672-6263
         aaron.loveland@tomiesinc.com